Exhibit 99.1

Contact:	Darrell W. Crate
Affiliated Managers Group, Inc.
(617) 747-3300

Stephen Green
TimesSquare Capital Management, LLC
(917) 342-7800

AMG to Acquire TimesSquare Capital Management’s Growth Equity Business in Partnership with Management Team

Boston, MA, September 14, 2004 — Affiliated Managers Group, Inc. (NYSE: AMG), an asset management holding company, and TimesSquare Capital Management, Inc. (“TSCM”), an investment management unit of CIGNA Corporation (NYSE: CI), have reached a definitive agreement for AMG and the management team of TSCM’s growth equity investment advisory business to acquire the growth equity business of TSCM.  After the transaction, the growth equity business will be operated through a new company, TimesSquare Capital Management, LLC (“TimesSquare”) with AMG holding an approximately 60% interest in the firm and the management team of TimesSquare holding the remaining approximately 40% of the firm, and responsible for directing the day-to-day operations of the business as an independent AMG Affiliate.

TSCM’s highly regarded equity business includes growth-oriented small and mid-cap investment products, with a total of approximately $5.0 billion in assets under management for approximately 90 institutional clients, including public and corporate pension funds, endowments and foundations, and Taft-Hartley retirement plans.  The equity investment team at TSCM employs a proprietary fundamental research process for identifying superior growth companies, with an emphasis on the assessment of management quality and an in-depth understanding of the underlying business models, to build diversified portfolios of stocks that seek to generate excellent risk-adjusted returns.

TimesSquare’s equity investment team is led by portfolio managers Grant Babyak, Yvette Bockstein, and Tony Rosenthal, and includes nine investment professionals and will have 21 employees in total.  TimesSquare uses a team-based approach to investing in superior growth businesses within industry sectors, and its stock analysts typically have significant experience in their sectors of expertise.  The team applies its proven investment process to small, “smid” and mid-cap equities and has generated excellent long-term results.

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“We are very pleased to announce our partnership with TSCM’s equity investment team, who have built a strong business based upon the consistent application of their quality growth investment approach since 1984,” said William J. Nutt, AMG’s Chairman and Chief Executive Officer. “We have been very impressed with the depth of TSCM’s experienced equity investment, marketing and client service teams, and the outstanding results they have achieved for their clients.”

Sean M. Healey, AMG’s President and Chief Operating Officer, stated, “The TimesSquare management team has an excellent performance record over both near and long-term periods, while also generating significant growth in their business, with compounded annual growth in assets under management of over 25% since the end of 2000.”  Mr. Healey continued, “While the core group of the management of TSCM’s equity business have worked together for over eight years, through their partnership with AMG, TimesSquare will become an independent business specializing exclusively in equity investments for its primarily institutional client base.  As with all of AMG’s Affiliates, TimesSquare’s management team will have the growth incentives of a substantial equity ownership position, along with the support of a strong institutional partner.”

Mr. Babyak, Chief Executive Officer of TimesSquare, added, “We chose to affiliate with AMG because we wanted to own direct equity in our business and to have the autonomy to maintain our unique investment culture.  At the same time, with AMG’s reputation as a supportive partner with significant resources in areas such as compliance, operations, and distribution, we have ensured that we can continue our focus on delivering strong investment performance and client service as we chart our new course as an independent firm.”

“We are delighted that we are becoming partners with AMG to acquire our business because, most importantly, we will acquire significant ownership in our own firm through a structure which aligns our interests directly with those of our clients,” said Ms. Bockstein, founder of TimesSquare’s investment approach.  “Also, we are pleased to have the opportunity to continue to apply our investment process and serve our clients while operating as an independent firm.”

AMG will hold approximately a 60% interest in TimesSquare.  The remaining approximately 40% of the business will be held by a broad group of key TimesSquare professionals.  The terms of the transaction, which is expected to close upon receipt of customary approvals, were not disclosed.  Upon completion of the transaction, the team’s investment philosophy and process will remain unchanged.  The firm’s senior management, including Ms. Bockstein, Mr. Babyak and Mr. Rosenthal, have entered into long-term agreements with the firm and AMG.

AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms.  AMG’s strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates. AMG’s innovative transaction structure allows individual members of each Affiliate’s management team to retain or receive significant direct equity ownership in their firm while maintaining operating autonomy.  In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.  AMG’s affiliated investment management firms managed over $100 billion in assets at June 30, 2004, not including the pending investment in TimesSquare.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2003.

A teleconference will be held with AMG’s management at 11:00 a.m. Eastern time today.  Parties interested in listening to the teleconference should dial 1-800-218-0713 (domestic calls) or 1-303-262-2075 (international calls) starting at 10:45 a.m. Eastern time.  Those wishing to listen to the teleconference should dial the appropriate number at least ten minutes before the call begins.  The teleconference will be available for replay from approximately one hour after the conclusion of the call until 5:00 p.m. Eastern time on Tuesday, September 21, 2004.  To access the replay, please dial 1-800-405-2236 (domestic calls) or 1-303-590-3000 (international calls), pass code 11009276.  The live call and the replay may also be accessed via the Web at www.amg.com.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.